Putnam Investments
100 Federal Street
Boston, MA 02110
March 2, 2020

VIA EDGAR

Patrick Scott, Esquire
Securities and Exchange Commission
Division of Investment Management
100 F Street, NE
Washington, DC 20549

Re:	Putnam Focused Equity Fund (the “Fund”), a series of Putnam Funds Trust (the “Trust”)
(Securities Act File No. 333-235893 and Investment Company Act File No. 811-
07513)—Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14

Dear Mr. Scott:

Pursuant to Rule 461(a) under the Securities Act of 1933, as amended, the Trust respectfully requests that the effectiveness of the above-referenced pre-effective amendment to its registration statement (the “Registration Statement”) on Form N-14 be accelerated to March 2, 2020, or as soon thereafter as practicable.

Please call Venice Monagan at (617) 760-2577 as soon as the Registration Statement has been declared effective.

Very truly yours,

By: /s/ Venice Monagan
Name: Venice Monagan
Title: Counsel

cc:	Bryan Chegwidden, Esquire, Ropes & Gray LLP
James Thomas, Esquire, Ropes & Gray LLP
Peter Fariel, Esquire, Putnam Investments

Putnam Retail Management
Limited Partnership
100 Federal Street
Boston, MA 02110
March 2, 2020

VIA EDGAR

Patrick Scott, Esquire
Securities and Exchange Commission
Division of Investment Management
100 F Street, NE
Washington, DC 20549

Re:	Putnam Focused Equity Fund (the “Fund”), a series of Putnam Funds Trust (the “Trust”)
(Securities Act File No. 333-235893 and Investment Company Act File No. 811-
07513)—Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14

Dear Mr. Scott:

Pursuant to Rule 461(a) under the Securities Act of 1933, as amended, Putnam Retail Management Limited Partnership, as principal underwriter of shares of the Fund, hereby joins in the request of the Trust for acceleration of the effective date of the above-referenced pre-effective amendment to the Trust’s registration statement on Form N-14 so that it becomes effective on March 2, 2020, or as soon thereafter as practicable.

Very truly yours,

By: /s/ Venice Monagan
Name: Venice Monagan
Title: Counsel

cc:	Bryan Chegwidden, Esquire, Ropes & Gray LLP
James Thomas, Esquire, Ropes & Gray LLP
Peter Fariel, Esquire, Putnam Investments